Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Mexican Restaurants, Inc.
 Andrew J. Dennard
 713-943-7574

Mexican Restaurants, Inc. Names New Director
(NASDAQ:CASA)

August 23, 2007 (Houston, Texas) – Mexican Restaurants, Inc. (“MRI”) (NASDAQ:CASA) today announced that Lloyd Fritzmeier has joined MRI’s Board of Directors, replacing J. Stuart Sargent, who resigned from the Board to devote his full time efforts to the development of his existing restaurant concept, Truluck’s Steak & Stone Crab Restaurants.

Mr. Fritzmeier’s background includes extensive experience in the restaurant industry, formerly serving as Chief Operating Officer of Garden Fresh Restaurant Corporation, and President and Chief Executive Officer of Arby’s Franchise Association.  Mr. Fritzmeier will serve on the Company’s Audit Committee.

“Lloyd brings a new skill set to our Board, augmenting what is already a very impressive lineup of Board members,” stated Mr. Neeb, Chairman of the Board. “Lloyd’s extensive marketing and operating experience has given him particularly keen interest in our new growth concept, Mission Burritos.”  Mr. Neeb added, “The Board will miss Mr. Sargent’s entrepreneurial spirit and all of us wish him continued success with his Truluck’s Steak & Stone Crab Restaurants.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants. The current system includes 58 company-operated restaurants, 19 franchise operated restaurants and one licensed restaurant. For more information, visit www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.